EXHIBIT 99
Oncologix Tech, Inc WORKING CAPITAL NOTE
$20,000	Phoenix, Arizona
December 16, 2010

FOR VALUE RECEIVED, the undersigned, Oncologix Tech, Inc, a corporation duly formed and validly existing under the laws of the State of Nevada (the “Borrower”), promises to pay to the order of Anthony Silverman(herein called the “Lender”), thirty days from the date shown above, the principal sum of Twenty Thousand DOLLARS ($20,000).

It is agreed by the Borrower and the Lender that the proceeds of the loan evidenced hereby are to be applied only to the purposes specifically authorized by the Borrower in writing at the time of the loan and for no other purpose.

In the event that the Company shall after the date of this Note sell or issue any shares of its stock, options (other than stock options awarded to employees and directors pursuant to incentive compensation plans) or warrants for the purchase of its stock or other equity or equity instruments, then, and to the extent that the net cash proceeds of such sale or issuance exceed $100,000 in any period of three (3) consecutive months, the Company will be required to make a payment, to be applied to the principal balance of this Note, in the amount of such excess To the extent any such proceeds of such sale or issuance remain after of such payment, the Borrower may use such excess for any purpose to which the Lender has consented in writing.

The Lender is a member of the Borrower’s Board of Directors and is its Chief Executive Officer and by receipt of this Note acknowledges having complete information regarding the business, financial condition and prospects of the Borrower.

The unpaid principal amount of this Note from time to time outstanding shall bear interest from the date hereof until paid in full at the rate of 6% per annum, and the principal amount of this Note and interest thereon shall be payable on the date shown above, at the times and in the manner, and subject to the provisions provided herein.

All payments of principal of and interest on this Note shall be payable in lawful currency of the United States of America at the office of the Lender at _____________________________________________ not later than noon, Mountain Standard Time, on the date due. .

 The Lender has the right, by notice addressed to the Borrower at its principal place of business and deposited in the United States, with a copy by facsimile transmission, to declare the entire unpaid principal and interest under this Note due immediately upon such deposit and transmission for any of the following causes:

1

(a)	If the Borrower fails to make any payment of principal or interest within fifteen days after its due date.

(b)	If the Borrower fails to keep any other promise made in this Note within thirty days after written notice from the Lender.

(c)
If one or more judgments are entered against the Borrower which exceed, in the aggregate, $10,000 if the Borrower does not pay such judgments or arrange for their enforcement to be postponed no later than within thirty days after the judgments have been entered.

(d)	If bankruptcy, receivership, or insolvency proceedings are started by or against the Borrower, or if the Borrower dissolves, liquidates or otherwise winds up its business.

In addition to and not in limitation of the foregoing, the Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all reasonable expenses, including reasonable attorneys' fees, costs and expenses, incurred by Lender or any other holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise after the expiration of any applicable grace period. Such expenses also shall include, without limitation, all reasonable attorneys' fees, costs and expenses of investigation (including, without limitation, expenses incurred in connection with appellate proceedings) and in connection with any insolvency Lender bankruptcy, reorganization, arrangement or similar proceedings involving Borrower which affects the exercise by Lender or any other holder of this Note of its rights hereunder. Such expenses shall bear interest at the Interest Rate specified above.

Borrower, for itself and its successors, transferees and assigns and all guarantors, endorsers and signers, hereby waives, to the fullest extent it may lawfully do so, all valuation and appraisement privileges, presentment and demand for payment, protest, notice of protest and nonpayment, dishonor and notice of dishonor, bringing of suit, lack of diligence or delays in collection or enforcement of this Note and notice of intention to accelerate, the release of any party liable, the release of any security for the debt, the taking of any additional security and any other indulgence or forbearance.

The provisions of this Note may from time to time be amended, modified or waived only by an Instrument executed by Borrower and Lender.

This Note is made under and governed by the laws of the State of Arizona, without regard to conflict of laws principles.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered on the 16th day of December, 2010.

Oncologix Tech, Inc
By: /s/ Michael Kramarz
Michael Kramarz Chief Financial Officer

/s/ Anthony Silverman Anthony Silverman December 16, 2010